UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Arrayit Corporation
(Name of Issuer)
Common Stock, $0.001 par value
(Title of Class of Securities)
04269N107
(CUSIP Number)
6/3/13
(Date of Event which Requires
Filing of this Statement)
If the filing person has previously
filed a statement on Schedule 13G to
report the acquisition that is the
subject of this Schedule 13D, and
is filing this schedule because of
240.13d-1(e), 240.13d-1(f) or
240.13d-1(g), check the following box. ?
Note: Schedules filed in paper
format shall include a signed
original and five copies of the
schedule, including all exhibits.
See 240.13d-7 for other parties
to whom copies are to be sent.
* The remainder of this cover page
shall be filled out for a reporting
person's initial filing on this
form with respect to the subject
class of securities, and for any
subsequent amendment containing
information which would alter
disclosures provided in a prior cover page.
The information required on the
remainder of this cover page shall
 not be deemed to be "filed" for the
purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).






CUSIP No. 04269N107

13D

Page 2 of 4 Pages











1.

NAMES OF REPORTING PERSONS I.R.S.
IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Irwin Zalcberg


2.

CHECK THE
APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3.

SEC USE ONLY



4.

SOURCE OF FUNDS (see instructions)

Irwin Zalcberg's personal funds (PF).



5.

CHECK BOX IF DISCLOSURE OF LEGAL
PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)



6.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America








NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH

7.

SOLE VOTING POWER

1,840,154


8.

SHARED VOTING POWER

0


9.

SOLE DISPOSITIVE POWER

1,840,154


10.

SHARED DISPOSITIVE POWER

0






11.

AGGREGATE AMOUNT BENEFICIALLY
OWNED BY EACH REPORTING PERSON

1,840,154


12.

CHECK BOX IF THE AGGREGATE
AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)    ?


13.

PERCENT OF
CLASS REPRESENTED BY AMOUNT IN ROW (11)

6%


14.

TYPE OF REPORTING PERSON (see instructions)

IN








CUSIP No. 04269N107

13D

Page 3 of 4
Pages










Item 1.  Security and Issuer.
Common Shares, $0.001 par value and
Warrants to purchase Common Shares
Arrayit Corporation
524 East Weddell Drive, Sunnyvale, CA 94089

Item 2.  Identity and Background.
(a) Irwin Zalcberg
(b) 52118 Lake Park Drive, Grand Beach, MI 49117
(c) Investor, 52118 Lake Park Drive, Grand Beach, MI 49117
(d) None
(e) None
(f)  USA

Item 3.  Source or Amount of Funds or Other
Consideration.1
Each of the following transactions were
funded with Irwin Zalcberg's personal funds:

June 3, 2013 - Purchase of 1,346,154
common restricted shares of ARYC at $0.13 for $175K
June 3, 2013 - Acquisition of 494,000 warrants


Item 4.  Purpose of Transaction.
None

Item 5.  Interest in Securities of the Issuer.
(a) Amount Beneficially Owned:  	1,346,154 Common Shares
				494,000 Warrants
				1,840,154 Aggregate Shares,
6% of the class.
(b) Number of shares as to which such person has:
(i)  Sole power to vote:  1,840,154 Common Shares
(ii) Sole power to dispose or to direct
the disposition of: 1,840,154 Common Shares
(c) All transactions effected by Irwin Zalcberg.
(d) None
(e) N/A

Item 6.  Contracts, Arrangements, Understandings
or Relationships with Respect to Securities of the Issuer.
None

Item 7.  Material to Be Filed as Exhibits.
None.






CUSIP No. 04269N107

13D

Page 4 of 4 Pages





SIGNATURE
    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



11/19/13
Date

/s/ Irwin Zalcberg
Signature

Irwin Zalcberg
Name/Title

1 Transactions listed on the original 13D filed on October 10, 2013 were never effectuated because the shares and warrants were never distributed.
Any transaction listed in the original 13D filed on October 10, 2013 not listed under this Item 3 has been rescinded by agreement between the Filer and the Issuer.
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